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                                                                  EXHIBIT 10.40

MORRISON KNUDSEN CORPORATION
MORRISON KNUDSEN PLAZA
P. O. BOX 73
BOISE, IDAHO U.S.A. 83729
PHONE: (208) 386-5000

ROBERT A. TINSTMAN
PRESIDENT AND CHIEF EXECUTIVE OFFICER


January 11, 1999


Mr. Roger J. Ludlam
8 Bridgeton Way
Hopkinton, MA 01748


RE: OFFER OF EMPLOYMENT

Dear Roger:

There is no doubt in my mind that it would be mutually beneficial, to you and MK, should you decide to join the company. It's clear to me, Dennis and all the MK executives who had an opportunity to meet you, that your depth and breadth of experience would be an important factor in the achievement of the company's strategic and financial goals.

On behalf of Morrison Knudsen Corporation (the "Company"), I am pleased to offer you employment pursuant to the terms and conditions set forth in this letter and subject to Board of Director approval.

1.   Position and Services to be Rendered.  The Company hereby agrees to employ
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     you as Executive Vice President and Group President/CEO of the combined
     Heavy Civil Construction and Mining groups. You accept such employment and agree to devote your full time and attention exclusively to rendering services to the Company. You will report to the Company's Chief Executive Officer. Your actual first date of active employment with the Company will hereafter be referred to as the "Effective Date".

2.   Salary.  You will receive an annual base salary of $375,000 commencing as
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     of the Effective Date, payable in accordance with the Company's normal payroll practice (i.e., every two weeks). Your position will be a regular full-time position and you will be
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Roger J. Ludlam
01/12/99
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     assigned a Grade Level of 27.  The Company will review your base salary annually to determine any increase.

3.   Signing Bonus.  You will be paid a signing bonus of $400,000.  This payment
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     will be made on the first payroll period following the Effective Date.

4.   Annual Cash Bonus.  You will be considered for a 50% of base salary annual
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     cash bonus at the end of each fiscal year as determined by the Compensation
     Committee of the Board of Directors. Management retains the discretion to pay between 50% and 150% of the target bonus amount, based on individual and/or group-level performance. In accordance with our discussions, since you did not develop the 1999 performance targets or budgets, your performance will be evaluated based on both qualitative and quantitative factors; after 1999 the measures will be based primarily on group performance.

5.   Stock Options.  You will be granted options to purchase 200,000 shares of
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     the Company's common stock, under the Company's Stock Option Plan, at a price equal to the per share closing price of the Company's common stock as of the Effective Date. The options shall vest 20% each year for five years. Such options shall be subject to the terms and conditions of the Stock Option Plan and such additional conditions as the Compensation Committee may impose.

6.   Long-Term Incentive Plan:  I have asked the Compensation Committee of the
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     Board of Directors to approve a Long-Term Incentive Plan that would pay you and four other executives a bonus equal to one years base salary, if the Company achieves cumulative earnings per share of $2.02 for 1999 and 2000. It is not an easy target, but it is within the range of what the Company can do if all the operating groups (including Heavy Civil and Mining) perform well. While the plan has not been finally approved by the Committee and Board, it is on the agenda for such approval at the January
     20 and 21 meeting.

7.   Fringe Benefits.  You will be entitled to the Company's standard relocation
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     assistance when you move from Hopkinton, Massachusetts to Boise. Should your relocation costs exceed established maximums, these costs will be paid by the company. You will be reimbursed for up to three trips back to Massachusetts during the first six months of your employment. The Company will reimburse you for all reasonable and customary living expenses until your home in Massachusetts sells and your wife relocates to Boise. Additionally, you will be entitled to all other group plan and other benefits that are normally offered to regular full-time salaried employees:

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Roger J. Ludlam
01/12/99
Page 3 of 5

[X] 401(k) Savings Plan: The company will match every dollar you contribute to the plan, up to 5% of your eligible compensation (maximum eligible compensation is $160,000);

[X] group medical and dental plan and all other benefits as described in the Handbook for Salaried Employees (a copy of which is provided under separate cover), and all other group plans and benefits that are normally offered to regular full-time salaried employees.

[X] Should you choose to continue your physicals at the Mayo Clinic, the company will bear the costs, including airfare and accommodations, every two years. The Company's standard policy is to provide an annual physical; should you, at some point, choose to have your physicals done in Boise, you will be provided the benefit pursuant to normal company policy.

[X] Vacation: The Company has a paid time off (PTO) policy which would provide you with three weeks of paid time off during the first 5 years of MK service. Consistent with our discussions, you will be granted an additional week of paid time off on an exception basis during your first five years of MK service. The PTO accrual will not be modified to provide for this additional week; the time will be granted to you, outside the normal PTO, and granted to you as leave with pay.

[X] Deferred Compensation Plan: The company has a deferred compensation plan for certain levels of management; as a senior executive of the company you would be eligible to participate. This plan allows for deferrals of up to 50% of base salary and up to 100% of bonuses. I have provided, as an attachment, a calculation showing the annual payout that would result from a one-time $100,000 deferral at the present rate of interest provided in this plan (7.33% currently: Moody's rate plus 50 basic points, this rate is adjusted annually).

8.   Executive Life and Disability.  In addition to the fringe benefits set
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     forth in paragraph 7 herein, during your employment, you will be provided with supplemental benefits, at no cost to you, which shall result in the following levels of coverage, inclusive of any coverage provided by basic Company-sponsored benefits:

     a. Pre-retirement (up to age 65) life insurance, equal to three times your annual base salary. . This is a whole life type policy funded over a seven-year period that provides a cash value should you remain employed beyond the seven-year period;

     b. Post-retirement (age 65) life insurance, equal to one times your annual base salary as of the date of your retirement; and
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Roger J. Ludlam
01/12/99
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     c.  Supplemental disability coverage which, when added to coverage from other Company-sponsored and government sources, will provide long-term disability income equal to 60% of the sum of your base salary plus your most recent annual bonus.

9.   Massachusetts Home: The company agrees to share in any loss you experience
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     on the sale of your home as a result of your relocation to Boise. No risk of loss of two-thirds of any incurred costs to you, to-date, for the Massachusetts home custom furnishings and decorating that are not covered in the final sale price or not incorporated in an Idaho home. MK agrees to pay two-thirds of the loss (on an audited basis, with the requisite documentation). You will be eligible for participation in the "Buyer Value Option" program, described in my letter of December 2, 1998.


10.  Contingencies.  This employment offer must be contingent upon the following
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     contingencies:

     a. Your passing of a drug screen test, pursuant to the Company's Substance Abuse Prevention Program, and your continued compliance with such program. After reporting to work, you will also be required to complete an "Employment Certification" form that complies with the passing of the Drug-Free Workplace Act of 1988.


     b. Your execution of a release authorizing the company to complete a background investigation through the Pinkerton organization. Negative findings with respect to personal financial management or arrests and/or convictions could result in the withdrawal of this employment offer.

     c.   Your compliance with the following laws:

          [X] In accordance with Public Law 99-603, the Immigration and Naturalization Act of 1986, this offer is made pending receipt of verifiable documentation from you confirming your eligibility for employment under the terms and conditions of this Act. Proof of U.S. citizenship or adequate identification is required before any hire can be processed. You must present acceptable documents for employment eligibility verifications when you report for your first day of work.

          [X] In accordance with Public Law 100-679, the Office of Federal Procurement Policy Act Amendments of 1988, the Company is prohibited, for a period of two years, from hiring former government officials or employees (military or civilian) who participated personally and substantially in the conduct of
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Roger J. Ludlam
01/12/99
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               any Federal agency procurement. Consequently, this offer is contingent upon receipt of information from you that your employment with the Company will not result in a violation of the Procurement Policy Act. You will be required to complete an employee certification form verifying your prior employment before your employment with the Company begins.

As we discussed, a commitment from you is needed by January 18th; should you choose to accept this offer, it would be expected that you begin work two weeks thereafter.

By accepting this employment offer, you agree to the terms and conditions established herein. To indicate your acceptance of this offer, please sign the facsimile copy of this letter and return it to me. An original will be provided for your signature at a later date. If you have any questions, please do not hesitate to contact me.


Sincerely,

/s/ Robert A. Tinstman

Robert A. Tinstman

Attachment

AGREED AND ACCEPTED:


/s/ Roger Ludlam
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Roger Ludlam


DATE:
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1/14/99